EX – 10.2

OWLET, INC.
2940 MAPLE LOOP DRIVE, SUITE 203
LEHI, UT 84048

September 30, 2025

Jonathan Harris

Dear Jonathan,

You and Owlet, Inc. (“Owlet” or the “Company”) are parties to an employment offer letter executed on July 21, 2023 (the “Original Offer Letter”), which sets forth the terms and conditions of your employment with Owlet. This Amended and Restated Offer Letter (this “Letter”) amends and restates the Original Offer Letter in its entirety and reflects the changes to the terms of your continued employment with Owlet in the position of President, and, effective as of the Effective Date, President and Chief Executive Officer, reporting to the Board of Directors. By signing this Letter, your Original Offer Letter will be of no further force or effect and you will be continuing your employment with Owlet on the following terms.

Effective Date of Appointment: October 1, 2025 ("Effective Date")

Base Salary: $500,000 annualized, subject to applicable payroll withholdings and deductions, effective August 7, 2025, as approved by the Compensation Committee of the Board to coincide with the public announcement of the CEO transition plan. Your base salary is subject to future increases or decreases at the Board’s discretion.

Status: Full-time, Exempt Employee

Bonus Potential: Effective as of August 7, 2025, as approved by the Compensation Committee of the Board to coincide with the public announcement of the CEO transition plan, you are eligible for a target annual bonus equal to 70% of your base salary, based on company financial goals and individual performance, subject to applicable payroll withholdings and deductions. Payment of the bonus will be made by April 1st, after the financial audit of the prior annual performance period. The bonus is contingent upon being employed by Owlet at the time of the payout and may be subject to proration based upon the Effective Date. Treatment of your bonus entitlement following a termination of employment or a Change in Control will be governed by the “Severance and Change in Control” section below and Owlet’s Executive Change in Control Severance Plan (the “CIC Plan”).

Severance and Change of Control: You are a Tier 1 Participant in the CIC Plan, and your rights and benefits in connection with a Change in Control shall be governed exclusively by the CIC Plan. In addition, notwithstanding anything to the contrary in this letter or the CIC Plan, if your employment with Owlet is terminated by Owlet without Cause (as defined in the CIC Plan) or you terminate your employment with Owlet for Good Reason (as defined in the CIC Plan), you will be entitled to receive, subject to your timely execution and non-revocation of a general release of claims in a form acceptable to the Company: (i) continued payment of your then-current base salary for twelve (12) months following termination, payable in accordance with the Company’s normal payroll practices; (ii) a prorated annual bonus for the year of termination, calculated based on the number of days worked during the applicable performance period through the termination date and actual performance results, payable at the same time annual bonuses are paid to other executives but in no event later than March 15 of the year following the end of the performance period, and (iii) immediate vesting of all outstanding and unvested Company equity awards as of your termination date. For avoidance of doubt, all matters relating to severance and benefits in connection with a Change in Control shall be governed exclusively by the CIC Plan.

EX – 10.2

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Employee Benefits: You will continue to be eligible to participate in the Company’s employee benefit programs (including health, welfare, retirement, and statutory benefit programs) on the same basis as other senior executives, subject to the terms of such programs as in effect from time to time.

Reimbursement of Expenses: All reasonable business expenses that are documented by you, with receipts, and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

At-Will Employment: Your employment with the Company remains “at-will,” meaning either you or the Company can terminate your employment at any time for any reason, with or without cause or notice, except as expressly set forth in this letter or the CIC Plan. This at-will status cannot be modified except in a written agreement signed by you and an authorized representative of the Company.

Adjustments and Changes in Employment Status: The Company reserves the right to make changes to your duties, compensation, and benefits as determined by the Board or the Compensation Committee, subject to any consequences that may arise under the CIC Plan or otherwise.

Proprietary Information Agreement: You will continue to be subject to your previously executed Proprietary Information and Inventions Agreement, which remains in full force and effect.

Arbitration Agreement: You must deliver to the Company an executed copy of the Mutual agreement to Arbitrate Claims attached as Exhibit A.

No Conflicting Obligations: You represent that your employment with the Company and performance of your duties will not conflict with or violate any agreement, obligation, or understanding with any third party. You agree not to bring or use any confidential or proprietary information belonging to a prior employer or other third party in connection with your continuing employment with the Company.

Integrated Agreement: This Letter supersedes your Original Offer Letter, and constitutes the entire agreement between you and the Company with respect to its subject matter.

Severability: If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect.

Governing Law: This Letter shall be governed by and construed in accordance with the laws of the State of Utah, without regard to its conflict of laws principles. To the extent any matter is not subject to arbitration under Exhibit A, you and the Company consent to the exclusive jurisdiction of the state and federal courts located in Utah.

Indemnification. You and Owlet have entered into the Company's standard form of Indemnification and Advancement Agreement.

Section 409A of the Internal Revenue Code. The payment and benefits under this offer letter are intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code. To the extent that any provision of this Letter is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, or if not exempt from, comply with, Section 409A of the Code.

EX – 10.2
Anything in this Letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, Owlet determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Letter on account of your separation from service would be considered deferred compensation subject to additional tax imposed pursuant to Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.

Installment Payments. Your right, if any, to receive installment payments pursuant to this Letter shall be treated as a right to receive a series of separate and distinct payments.

Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Letter are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this Letter shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Letter will not be subject to liquidation or exchange for another benefit.

Section 280G of the Internal Revenue Code. Notwithstanding anything in this Letter to the contrary, if any payment or distribution you would receive pursuant to this letter or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Owlet shall cause to be determined, before any amounts of the Payment are paid to you, which of the following alternative forms of payment would maximize your after-tax proceeds: (A) payment in full of the entire amount of the Payment or (B) payment of only a part of the Payment so that you receive that largest Payment possible without being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax. If necessary, the specific Payments that shall be reduced will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to you. All determinations shall be made by such adviser as may be selected by Owlet, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The adviser shall provide its determination, together with detailed supporting calculations and documentation, to you and Owlet within fifteen (15) business days following the date of termination of your employment, if applicable, or such other time as requested by you (provided, that you reasonably believe that any of the Payments may be subject to the Excise Tax) or Owlet. All reasonable fees and expenses of the adviser in reaching such a determination shall be borne solely by Owlet.

To confirm your agreement with and acceptance of these terms, please sign this letter and return it to me.

Sincerely,

Owlet, Inc.

/s/ Amanda Crawford

Amanda Crawford
Chief Financial Officer

EX – 10.2
Acknowledgment and Agreement

I acknowledge and agree to the terms and conditions set forth in this Amended and Restated Offer Letter.

/s/ Jonathan Harris
Jonathan Harris

EX – 10.2

EXHIBIT A
MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between Owlet, Inc. (the “Company”) and me during or following my employment with the Company. In consideration of my continued employment with the Company, its promise to arbitrate all employment-related disputes, and my receipt of the compensation, pay raises, and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this Mutual Agreement to Arbitrate Claims (this “Agreement”), shall be subject to binding arbitration under the Federal Arbitration Act and applicable state law.

Claims Covered by this Agreement. To the maximum extent allowed by law, the Company and I mutually consent to the resolution by binding arbitration of all claims or causes of action that the Company may have against me or that I may have against the Company or the Company’s current and former owners, partners, members, officers, directors, employees, representatives and agents, all subsidiary and affiliated entities, all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them.

The claims covered by this Agreement include, but are not limited to: claims for breach of any contract or covenant; tort claims; claims for discrimination or harassment (including, but not limited to, race, sex, religion, national origin, age, medical condition, disability or sexual orientation); claims for retaliation; claims for violation of public policy; and claims for violation of any federal, state, local or other law, statute, regulation or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Fair Labor Standards Act, and applicable state employment laws.

Class Action Waiver. I agree to bring any dispute in arbitration on an individual basis only, and not on a class or collective basis. Nor will I join or serve as a member of a class or collective action, or otherwise seek to represent the interests of any other person. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action, or for either party to be a participant in any purported class or collective proceeding, including without limitation pending but not certified class actions. (Hereafter, this agreement will be referred to as the Class Action Waiver.) I understand that disputes regarding the validity and enforceability of this Class Action Waiver may be resolved only by a civil court of competent jurisdiction and not by an arbitrator. In any case in which (1) the dispute is filed as a class or collective action and (2) a civil court of competent jurisdiction finds all or part of the Class Action Waiver unenforceable, the class and/or collective action to that extent must be litigated in a civil court of competent jurisdiction, but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.

Administrative Relief. I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state, or federal administrative body or governing agency that is authorized to enforce or administer laws related to employment, including but not limited to the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude me from pursuing court action regarding any such claim, except as permitted by law.

Waiver of Right to Jury Trial. I understand that, by signing this Agreement, both the Company and I are giving up any right we may have to a jury trial on all claims we may have against each other, as described in Paragraph 1.

EX – 10.2

Required Notice of All Claims. The Company and I agree that if a dispute arises, the party who wants to arbitrate the dispute must give written notice of any claim to the other party. Written notice to the Company or its officers, employees or agents, shall be sent to the Company’s corporate office. I will be given notice at the last address recorded in my personnel file (unless I send written notice to the Company notifying them of the need to use a different address). The written notice must describe the nature of all claims asserted and must detail the facts upon which the claims are based. The notice must be sent to the other party(ies) by federal express (or another similar overnight mail service provider) or by certified or registered mail, return receipt requested.

Arbitration Procedures. The Company and I agree that, except as provided in this Agreement, any arbitration shall be in accordance with and under the auspices and rules of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for the resolution of employment disputes. The JAMS Employment Arbitration Rules and procedures are available at www.JAMSadr.com. The arbitrator may not consolidate more than one person’s claims, and may not otherwise preside over any form of class proceeding. I agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. I agree that this Agreement and its validity, construction, and performance shall be governed by the Federal Arbitration Act (the “FAA”) and cases decided thereunder and, to the extent relevant, the laws of the
State of Utah. Further, the terms and procedures governing the enforcement of this Agreement shall be governed by and construed and enforced in accordance with the FAA, and not individual state laws regarding enforcement of arbitration agreements. I agree that the decision of the arbitrator shall be in writing. I agree that any arbitration under this Agreement shall be conducted in Utah County, Utah. The arbitrator’s decision regarding the claims shall be final and binding upon the parties and shall be enforceable in any court having jurisdiction thereof.

Arbitration Fees and Costs. In the event that either party initiates an arbitration, I agree that each party shall be responsible for paying such party’s own attorneys’ fees and costs. I agree that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. Without in any way limiting the scope of claims subject to arbitration, I understand that the issue of which party pays for any administrative or hearing fees charged by the arbitrator or JAMS shall depend on whether the claim being arbitrated is one that I have initiated against Company relating to any of my constitutional rights, fundamental rights, unwaivable public rights, unwaivable federal or state statutory rights, or an employment claim for violation of the common law that is grounded on similar unwaivable statutory rights (including, without limitation, any claim relating to wrongful termination in violation of public policy, collectively an “Employment Claim”) or whether the claim being arbitrated does not constitute an Employment Claim but rather relates to a waivable right (whether statutory, common law, constitutional or otherwise) including, without limitation, a claim by either party relating to misuse of confidential information or other breach of the Nondisclosure Agreement between me and the Company (“Non-
Employment Claim”). To the extent either party initiates an Employment Claim, then the Company shall pay for the costs of arbitration, including any administrative or hearing fees charged by the arbitrator or JAMS, except that I shall pay any filing fees associated with any Employment Claim arbitration that I initiate, but only so much of the filing fees as I would have instead paid had I filed a complaint in a court of law. To the extent that either party initiates a Non-Employment Claim, then each party shall bear an equal (pro-rata) share of any arbitration costs, including any administrative or hearing fees charged by the arbitrator or JAMS. The parties intend for the foregoing to comply with the then-current JAMS Policy on Employment Arbitration (Minimum Standards of Procedural Fairness) and any other applicable law concerning the enforcement of agreements to arbitrate. To the extent any of the foregoing cost-splitting provisions are found not to comply with such then-applicable law, the arbitrator shall reform this Agreement such that it is enforceable and consistent with then-applicable decisional or statutory law.

EX – 10.2
Modification/Entire Agreement. This Agreement to arbitrate shall survive the termination of my employment. It can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this Agreement. This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan). This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement. If any provision of this Agreement is found to be unenforceable, in whole or in part, such finding shall not affect the validity of the remainder of this Agreement and this Agreement shall be reformed to the greatest extent possible to ensure that the resolution of all conflicts between the parties are resolved by neutral, binding arbitration.

Violation of this Agreement. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the responding party shall recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

Not an Employment Agreement. This Agreement is not and shall not be construed to create any contract of employment, express or implied. Nor does this Agreement alter the at will status of any employment.

[Remainder of Page Blank; Signature Page Follows]

EX – 10.2
I acknowledge that I have read this Agreement carefully and I understand and accept the obligations which it imposes upon me without reservation. No promises or representations have been made to me to induce me to sign this Agreement. I further acknowledge that I have been given the opportunity to discuss this Agreement with my private, legal counsel and have taken advantage of that opportunity to the extent I wanted to do so.

Accepted and Agreed to:

Employee		OWLET, INC.
By:	/s/ Jonathan Harris	By:	/s/ Amanda Crawford
Name:	Jonathan Harris	Name:	Amanda Crawford
Date:	October 6, 2025	Date:	October 6, 2025